Exhibit 99.1

RumbleOn Announces Final Results of Rights Offering

IRVING, Texas – December 6, 2023 – RumbleOn, Inc. (NASDAQ: RMBL) (the “Company” or “RumbleOn”) announced today the final results of its $100.0 million rights offering (the “Rights Offering”). The subscription period of the Rights Offering expired at 5:00 P.M. Eastern Time, on December 5, 2023. The Rights Offering resulted in subscriptions for approximately 81.1% of the shares offered at an exercise price of $5.50 per share. The shares of Class B common stock subscribed for are expected to be issued to participating stockholders on or about December 8, 2023.

Steve Pully, Executive Chairman of the Company, commented, “I want to thank all of the stockholders that participated in the Rights Offering, and especially the Standby Purchasers, Mark Tkach, William Coulter, and Stone House Capital Management, LLC. The successful Rights Offering is a transformative transaction for RumbleOn.”

Mike Kennedy, Chief Executive Officer of the Company, added, “The proceeds from the Rights Offering will both lower our debt levels and also give us the ability to proactively grow our business--this is a significant accomplishment for the Company. It is an exciting time for me to lead RumbleOn.”

As previously disclosed, the Company entered into an agreement with Mark Tkach, William Coulter, and Stone House Partners (collectively, the “Standby Purchasers”) to backstop the Rights Offering through a private placement of shares in the event that the Rights Offering was not fully subscribed (the “Backstop Private Placement”). Because the Rights Offering was not fully subscribed, the Standby Purchasers will purchase the unsubscribed shares for an aggregate amount of $18,938,090.

The Rights Offering and Backstop Private Placement are expected to close on December 8, 2023.

The net proceeds to be received by the Company in the Rights Offering and the Backstop Private Placement is expected to be approximately $98.4 million. The Company will use $50.0 million of the net proceeds to prepay a portion of the Company’s outstanding debt under its Term Loan Credit Agreement, dated as of August 31, 2021, as amended, with Oaktree Fund Administration, LLC. The remaining proceeds will be available to fund the growth and development of the Company’s business, including for possible acquisitions and other corporate purposes.

Following the completion of the Rights Offering and the Backstop Private Placement, the Company expects to have approximately 35,015,190 million shares of its Class B common stock outstanding.

A registration statement on Form S-3 (File No. 333-274859) relating to the Rights Offering was filed with and declared effective by the Securities and Exchange Commission (the “SEC”). The Rights Offering was made only by means of a prospectus, copies of which can be accessed through the SEC’s website at www.sec.gov. Additional information regarding the Rights Offering is set forth in the prospectus filed with the SEC.

About RumbleOn

RumbleOn, through its RideNow Powersports subsidiary, is the largest powersports retailer in North America, operating over 55 locations representing 30 brands primarily in the Sun Belt. We offer a wide selection of new and used motorcycles, all-terrain vehicles, utility terrain vehicles, personal watercraft, and other powersports products, including parts, apparel, accessories, and aftermarket products from a wide range of manufacturers. Additionally, we offer a full suite of financing, parts, repair, and maintenance services. Our asset light logistics company, Wholesale Express, provides freight brokerage services facilitating transportation for dealers and consumers. To learn more please visit us online at https://www.rumbleon.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, those regarding the closing of the Rights Offering and the Backstop Private Placement, and the use of proceeds from the Rights Offering and the Backstop Private Placement. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “hopes,” “may,” “plan,” “possible,” “potential,” “predicts,” “projects,” “should,” “targets,” “would” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including, but not limited to risks related to the diversion of management’s attention from RumbleOn’s ongoing business operations; the impact of general economic, industry or political conditions in the United States or internationally, as well as the other risk factors set forth under the caption “Risk Factors” in the Registration Statement, as amended, and in RumbleOn’s Annual Report for the year ended December 31, 2022 and Quarterly Reports on Form 10-Q for the quarters ended March 30, 2023, June 30, 2023, and September 30, 2023 and in any subsequent filings made with the SEC by RumbleOn. Any forward-looking statements contained in this press release speak only as of the date hereof, and RumbleOn specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Inquiries:

Will Newell
investors@rumbleon.com

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